EXHIBIT 99.1

March 13, 2009

FOR IMMEDIATE RELEASE

Hibernia Homestead Bancorp, Inc. Reports
Operating Results for Hibernia Homestead Bank
 for the Year and Quarter Ended December 31, 2008

New Orleans, Louisiana-  Hibernia Homestead Bancorp, Inc. (the “Company”), the newly formed holding company of Hibernia Homestead Bank (the “Bank”), today reported a net loss for the Bank of $466,000 for the year ended December 31, 2008 compared to a net loss of $149,000 for the year ended December 31, 2007.  The Bank’s net loss for the quarter ended December 31, 2008 was $107,000 compared to net income of $2,000 for the fourth quarter of 2007.

The losses incurred in 2008 were attributable to higher expenses associated with the Bank’s plans to convert from a mutual to a stock form of organization and diversify its operations to include a broader array of personal and business banking services.

According to A. Peyton Bush, III, President and Chief Executive Officer of the Company and Bank, “Having served the New Orleans area as a residential mortgage lender since 1903, Hibernia has now put in place the talent, office facilities and systems needed to expand as a full service community bank serving local business as well as personal clients.  Unlike some other banks in our region, Hibernia has not experienced asset quality problems.  Our high level of capital and liquidity positions us well for future growth.”

Net interest income increased 12.1% to $1.4 million in 2008 from $1.3 million in 2007.  Non-interest expense increased 29.5% from $1.7 million in 2007 to $2.3 million in 2008.  The increase in non-interest expense was due primarily to higher personnel expense, data processing costs, professional fees and advertising expenses.  The Bank’s total assets at December 31, 2008 were $58.2 million compared to $50.2 million at December 31, 2007.  Net loans increased 9.6% from $29.4 million at December 31, 2007 to $32.3 million at year end 2008.  Total deposits increased 24.4 % from $34.7 million at December 31, 2007 to $43.1 million at year end 2008.  The Bank maintained an exceptionally strong capital position with total equity at December 31, 2008 of $14.2 million.  The Bank’s Tier 1 capital ratio at December 31, 2008 was 26.8%.

Operating from its main office and two branches Hibernia Homestead Bank offers mortgage loans, commercial loans and deposit services to clients in the New Orleans metropolitan area. On January 27, 2009 the Bank converted from a mutual to a stock form of organization as a wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc.   The Company completed an initial public offering in which it issued 1,113,334 shares of its common stock for a total of $11,133,340 in offering proceeds.  The common stock is quoted on the OTC Bulletin Board under the symbol “HIBE”.  Additional information is available at www.hibbank.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203

HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130     Phone (504) 522-3203    Fax (504) 522-3217

Hibernia Homestead Bank and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
	December 31,	December 31,
	2008	2007
ASSETS
Cash - noninterest bearing	$ 879	$ 69
Cash - interest bearing	16	14
Federal funds sold	5,975	--

TOTAL CASH AND CASH EQUIVALENTS	6,870	83

Securities Available for Sale	11,947	15,005
Loans receivable - net	32,273	29,440
Accrued Interest receivable	192	188
Investment in FHLB stock	171	166
Investment in FNBB stock	210	210
Prepaid expenses and other assets	868	123
Prepaid income taxes	--	90
Premises and equipment, net	5,346	4,598
Deferred income taxes	339	273
	$ 58,216	$ 50,176
LIABILITIES AND EQUITY
Deposits	43,143	34,692
Advances from FHLB	-	600
Advance payments by borrowers for taxes and insurance	410	335
Accrued interest payable	7	5
Accounts payable and other liabilities	482	236

TOTAL LIABILITIES	44,042	35,868

Commitments and contingencies	--	--

Equity:
Accumulated other comprehensive income, net of tax effects	108	(224)
Retained earnings, substantially restricted	14,066	14,532

	14,174	14,308
TOTAL LIABILITIES AND EQUITY	$ 58,216	$ 50,176

Hibernia Homestead Bank and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Total Interest Income	$ 2,398	$ 2,531	$ 606	$ 615

Total Interest Expense	971	1,258	209	303

Net Interest Income	1,427	1,273	397	312

Provision for Loan Losses	--	--	--	--

Net Interest Income After Provision For
Loan Losses	1,427	1,273	397	312

Total Non-Interest Income	127	186	18	39

Total Non-Interest Expenses	2,262	1,747	579	410

Loss Before Provision For Income Taxes	(708)	(288)	(164)	(59)

Income Tax Benefit	(242)	(139)	(57)	(61)

NET INCOME (LOSS)	$ (466)	$ (149)	$ (107)	$ 2

	2008	2007

Asset Quality Ratios:
Non-performing loans as a percent of
total loans receivable	0.5%	--%
Non-performing loans as a percent of
total assets	0.3	--
Non-performing assets and troubled debt
restructurings as a percent of total assets	0.3	--
Allowance for loan losses as a percent of
non-performing loans	182.0	--
Net charge-offs to average loans receivable	--	--